Exhibit 3.1

AMENDMENT TO
TO
AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
UQM TECHNOLOGIES, INC.

The first paragraph of Article IV of the Amended and Restated Articles of Incorporation of the Corporation is amended and restated as follows:

“Article IV.  The authorized capital stock of the corporation is 75,000,000 shares of common stock with a par value of $.01 per share.  The capital stock, after the amount of the subscription price has been paid in, shall not be subject to assessment to pay the debts of the corporation.”